PRESS RELEASE

SYMBOLLON PHARMACEUTICALS, INC.
37 Loring Drive, Framingham, MA 01702
Phone: (508) 620-7676  Fax: (508) 620-7111

FOR IMMEDIATE RELEASE

SYMBOLLON PHARMACEUTICALS SIGNS TERM SHEET TO ACQUIRE CHINESE PHARMACEUTICAL COMPANY

ACQUISITION WILL EXPAND SYMBOLLON’S DRUG DEVELOPMENT EFFORTS

FRAMINGHAM, MA. March 10, 2008 -- Symbollon Pharmaceuticals, Inc. (OTCBB: SYMBA) today announced that it has signed a term sheet with all shareholders of Xi’an Maidefa Pharmaceutical Co., Ltd. (“Medpharm”) to acquire Medpharm.  Medpharm is a fully-integrated pharmaceutical company currently marketing 23 products to the dairy and aquaculture markets in China.  Medpharm was founded by Dr. Yongjun Duan, the former director of research and development of Symbollon.

Symbollon hopes to achieve the following from the acquisition:

-	Positive cash flow from anticipated 2008 Medpharm revenues;

-	Development of product formulations using Medpharm’s experienced development team;

-	Access to the Chinese clinical development market for its molecular iodine technology;

-	Eventual commercialization of Symbollon’s products in high-growth Chinese market;

-	Broadening of Medpharm sales by in-licensing of third party products;

-	Increased licensing of our product opportunities based on clinical data produced in China;

-	Access to low-cost manufacturing capacity for new products; and

-	Significant increase in human resources to facilitate growth.

"This acquisition is a significant step forward in our plans to commercialize our proprietary molecular iodine technology,” said Paul Desjourdy, President and CEO of Symbollon Pharmaceuticals.  “The major drivers for this acquisition are the synergies it will create.  Symbollon owns a technology platform with over 12 product opportunities.  We plan to utilize Medpharm’s research and development team to initiate clinical development of some of these opportunities in China.  The production of clinical data in the cost-effective Chinese market should, if successful, support attempted commercialization of these products in China and possible licensing of these products in the United States, Europe and other parts of the world.  We also plan to in-license compounds for Medpharm to add to its current product portfolio.  We believe that the anticipated synergy from combining Symbollon’s proprietary technology with a fully-integrated pharmaceutical company operating in one of the fastest growing markets in the world should produce incremental value for our stockholders.”

Medpharm was founded in February 2003 by Dr. Yongjun Duan.  Dr. Duan was employed from 1994 through 2001 by Symbollon, most recently as its director of research and development.  While at Symbollon, Dr. Duan helped develop the IoGen™ compound, Symbollon’s proprietary drug currently in clinical trials for the treatment of breast pain and tenderness associated with fibrocystic breast disease.  After leaving Symbollon, Dr. Duan was incentivized by the Chinese government to return to Chinese to establish Medpharm.  Since initiating sales in 2005, Medpharm has more than doubled its annual sales year-over-year to their current levels of over $400,000 in 2007.  Based on current activities, Medpharm is anticipating further sales growth in 2008.  Currently, Medpharm employs over 30 employees, with over 70% holding college degrees.  Upon closing of the acquisition, Dr. Duan will be joining Symbollon as its Vice President of Asian Operations, overseeing, in part, the Medpharm activities.

Under the term sheet, Medpharm will be acquired for $1.5 million.  Symbollon will acquire approximately 64% of the company in a stock swap for Symbollon shares and acquire an option to purchase the remainder of the company for cash.  The option is exercisable at any time after the initial closing over the remainder of 2008.  The initial closing for 64% of Medpharm is expected to occur during April 2008.  Symbollon’s stock shall be valued at the 20 business day weighted average of the closing price as quoted on the OTC Bulletin Board preceding the closing, not to exceed $1.42 per share.  Symbollon will need additional resources in order to exercise the option and acquire the remaining 36% of Medpharm shares.

The securities to be offered to the Medpharm shareholders will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The acquisition contemplated by the term sheet is subject, among other things, to entering into a definitive agreement among the parties, completion of due diligence, and receipt of Chinese governmental agency approval.

About Symbollon Pharmaceuticals, Inc. (OTCBB: SYMBA) is a specialty pharmaceutical company focused on the development and commercialization of proprietary drugs based on its molecular iodine technology. Symbollon is conducting a Phase III clinical trial evaluating IoGen as a potential treatment for moderate to severe periodic pain and tenderness (clinical mastalgia) associated with fibrocystic breast disease (FBD). FBD is a condition that affects approximately 20 to 33 million women in the U.S., and there are approximately 7 to 13 million women suffering from clinical periodic mastalgia. The Company believes IoGen also may be useful in treating and/or preventing endometriosis, ovarian cysts, and premenopausal breast cancer.    Symbollon is also in preclinical development of antimicrobial products based on the same molecular iodine technology, and intends (if its financial resources permit) to investigate the potential effectiveness of its technology in applications such as dermatology, oral care, upper respiratory tract conditions, urinary tract infection and wound care. For more information about Symbollon, please visit the company's website at http://www.symbollon.com.

Forward Looking Statement This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements reflect management’s current views and are based on certain assumptions.  Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties associated with whether (i) future clinical trial results will support the use of IoGen for the treatment of fibrocystic breast disease, (ii) the clinical data acquired from Mimetix Inc. will be acceptable exposure data for IoGen, (iii) Symbollon will be able to obtain the resources necessary to continue as a going concern and to also acquire the remaining 36% of Medpharm’s shares, (iv) IoGen will successfully complete the regulatory approval process, (v) competitive products will receive regulatory approval, (vi) the Company’s ability to enter into new arrangements with corporate partners, (vii) we will be able to pursue clinical development of our product opportunities in China, commercialize these products in China and license them in the rest of the world, (viii) we will achieve positive cash flow from anticipated 2008 Medpharm revenues, (ix) synergies will be achieved from combining Symbollon’s proprietary technology with Medpharm, (x) Symbollon will be able to broaden Medpharm’s sales by in-licensing third party products, and (xi) such other factors as may be disclosed from time-to-time in the Company’s reports as filed with the Securities and Exchange Commission.